Exhibit 10.3
Dura Automotive Systems, Inc.
Annual Bonus Plan
Purpose of the Plan
The Annual Bonus Plan is designed to focus the attention of participants on results which will directly affect the company’s success, and to share that success by providing a significant financial reward to those key individuals who make major contributions toward meeting the company’s short term and long term goals.
Eligibility
Key management employees who have been recommended by an appropriate officer of the Company are eligible to participate in the Annual Bonus Plan upon approval of the Compensation Committee.
Other key employees who contribute to the success of the company may be eligible for an annual discretionary bonus. The eligibility and amount of the discretionary bonus will be determined by the Leadership Team.
Bonus Calculation
Individual bonus payments will be based on three factors:

Bonus Factor 1:	A set percentage of base salary.

Bonus Factor 2:	The overall performance of Dura vs. financial and operational objectives as determined by the Board.

Bonus Factor 3:	Each individual’s performance as recommended by the Leadership Team and approved by the Board.
Bonus Calculation Formula:
Base Salary x Bonus Factor 1 x Bonus Factor 2 x Bonus Factor 3 = Annual Bonus
Definition of Factors
Bonus Factor 1
A percentage of each individual’s year-end base salary determined by position within Dura. Each individual will be advised of their position’s percentage separately.
Bonus Factor 2
Dura overall performance based on company performance to established financial and operational goals and approved by the Board. Operational goals will be established annually subject to Board approval, along with financial plans.
Bonus Factor 3
Based on individual performance to established goals and assessment by the Leadership Team and the CEO for all Dura personnel except the CEO. The CEO’s performance factor and ultimate bonus will be determined by the Board.

Performance Rating Scale (1-5)

Rating	Meaning	Resulting Factor
1	Unacceptable	0
		Probable Termination

2	Needs Improvement	50%
		One-Year Improvement Plan

3	Satisfactory	100%

4	Excellent	125%

5	Outstanding	150%
Time of Payments
The bonus payment will be paid shortly after the closing of the financial books for the calendar year and the approval of the Board of Directors.
401(K) Plan Contributions
Bonus awards are included as compensation for the 401(K) plan and the Non-qualified Deferred Compensation Plan. Deferrals will be made at the same percentage as regular earnings.
New Hires/Promotions
Employees hired or promoted during the year into positions which would make them eligible for the plan, may be added on a pro-rated basis upon the recommendation of their immediate manager with the concurrence of the Leadership Team.
Terminations
Participants who terminate voluntarily, except retirement, during the plan year are not eligible for an award. However, participants who terminate after the end of the plan year, but before payments are made, may be eligible for an award at the discretion of the Leadership Team.
Participants whose employment is terminated involuntarily are not eligible for an award.
Disability
Participants who become disabled during the plan year and are eligible for benefits under the company’s Long Term Disability Plan will be eligible for an award based on the number of months worked during the plan year.

General Information
The plan is administered by the Compensation Committee consisting of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the Vice President, Human Resources.
Because bonus plan participants are instrumental in the day-to-day and long-term success of this Company, it is the company’s intention to maintain this plan on an on-going basis. However, the Company reserves the right to change, amend, or terminate this plan at any time and for any reason.